      As filed with Securities & Exchange Commission on February 27, 2002



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------


                   Seychelle Environmental Technologies, Inc.
                   ------------------------------------------
        (Exact Name of Small Business Issuer as specified in its charter)


               Nevada                                     33-0836954
               ------                                     ----------
     (State or other jurisdiction                 (IRS Employer File Number)
          of incorporation)

           32921 Calle Perfecto, San Juan Capistrano, California 92675
           -----------------------------------------------------------
                    (Address of principal executive offices)

                         2002 STOCK COMPENSATION PLAN I
                            (Full title of the plan)

                      Carl Palmer, Chief Executive Officer
                   Seychelle Environmental Technologies, Inc.
                              32921 Calle Perfecto
                      San Juan Capistrano, California 92675
                     (Name and address of agent for service)

                                 (949) 234-1999
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

  Title of                   Amount          Proposed Maximum           Proposed Maximum            Amount Of
Securities To                To Be            Offering Price                 Aggregate            Registration
Be Registered              Registered          Per Share (1)            Offering Price (1)             Fee
-------------              ----------        ----------------           ------------------        ------------

COMMON SHARES              300,000               $0.25                   $75,000                   $6.90
$0.001 par value

STOCK OPTIONS              300,000                NONE                     NONE                     NONE

TOTAL                                                                                              $6.90

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Note: The document(s) containing the information concerning the 2002 Stock Compensation Plan I (the "Plan") of Seychelle Environmental Technologies, Inc., a Nevada corporation (the "Registrant" or the "Company"), dated February 12, 2002 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

References in this document to "us," "we," or "the Company" refer to Seychelle Environmental Technologies, Inc., its predecessor and its subsidiary.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following document, which has been filed by us with the Securities and Exchange Commission, is hereby incorporated by reference into this
Prospectus: Our Report on Form 10-KSB for the fiscal year ended February 28, 2001; Our Report on Form 10-QSB for the fiscal quarter ended May 31, 2001. Our Report on Form 10-QSB for the fiscal quarter ended August 31, 2001. Our Report on Form 10-QSB for the fiscal quarter ended November 30, 2001. Our Current Reports on Form 8-K filed subsequent to February 28, 2001 and through the date of this registration statement; and

         All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         We are authorized to issue 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of November 30, 2001 a total of 9,191,480 shares of Common Stock were outstanding.

         As of the same date, three classes of Preferred Stock were authorized, but only one class was issued or outstanding: 8,000 shares of Series "AAA" 12% Cumulative Convertible Preferred Shares.

         COMMON STOCK

         The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

         The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefor, but we have paid no cash dividends on our Common Stock.

         PREFERRED STOCK

         Under the Articles of Incorporation, the Board of Directors has the authority to issue Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Nevada and such Articles of Incorporation. As of the date of this Registration Statement, three classes of Preferred Stock were authorized, but only one class was issued or outstanding.

         Series "A" 13.5% Non Voting, Cumulative, Convertible Preferred Stock

         Such Stock has rights which are superior to all of our other securities, including upon liquidation and as to payment of dividends, if any. The Series "A" Preferred carries a dividend of 13.5% per annum, is non-voting, and is redeemable by us at any time at face value and is convertible into our common stock at the lesser of $10 per share or 85% of the last five closing bid prices. No shares of Series "A" are issued and outstanding as of the date of this Registration Statement.

         Series "AA" Non Voting, Cumulative, Convertible Preferred Stock

         Such Stock had rights which were superior to all of our other securities except for Series "A" 13.5% Non Voting, Cumulative, Convertible Preferred Stock, including upon liquidation and as to payment of dividends, if any. The Series "AA" Preferred carried a dividend which was set by the Board of Directors at 10% prior to the time of issuance thereof, was non-voting, redeemable by us at any time at face value and was convertible into our common stock at 85% of the last five closing bid prices. We had previously issued 26 shares of the Series "AA" Preferred Stock. This Series "AA" is no longer issued or outstanding as of the date of this Registration Statement.

         Series "AAA" 12% Cumulative Convertible Preferred Shares

         Such Stock has rights which are superior to all of our other securities except for Series "A" 13.5% Non Voting, Cumulative, Convertible Preferred Stock and, before its conversion, the Series "AA" Non Voting, Convertible Preferred Stock, including upon liquidation and as to payment of dividends, if any. The Series "AAA" Cumulative Convertible Preferred Voting Stock carries a 12% per annum dividend payable in stock or cash, is voting, with each share equal to 100 shares of our common stock and is redeemable according to the following procedure: upon written notice of conversion from the holders, we will have the right, but not the obligation, for 45 days from receipt of such notice to repurchase, for cash, up to 2,000 shares of the Series "AAA" 12% Cumulative Convertible Preferred Shares at $1,000 per share.

         Pursuant to the terms of the Amended Purchase Agreement, the number of our common shares issuable to the holders pursuant to the conversion provisions of the Series "AAA" 12% Cumulative Convertible Preferred Shares was reduced from 8,000,000 shares to 4,500,000 shares (subject to pro rata adjustments, if any, for stock dividends, stock splits, reverse stock splits, and any other similar capital stock adjustments of a general nature). At the date of this Registration Statement, there are 8,000 shares issued and outstanding.

         We do not plan to issue any other Preferred Stock in the foreseeable future.

         TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

         We have appointed Standard Registrar & Transfer Company, Inc.12528 South 1840 East, Draper, Utah 84020 as transfer agent for our common shares.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant for the purpose of this Registration Statement, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, and an affiliate of this firm, own a total of approximately 289,000 of our common shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation authorizes us to indemnify to the maximum extent permitted under Nevada law. The Nevada Private Corporations Act allows us to indemnify our directors, officers, employees and agents, including the advancement of expenses:

Section 78.751 of the Nevada Private Corporations Act provides:

                  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1. and 2., or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1. and 2., unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders, (b) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number            Description

4.1               2002 Stock Compensation Plan I, dated February 12, 2002.

5                 Opinion of Counsel, David Wagner & Associates, P.C.

24.1              Consent of Independent Auditors: Rushall Reital & Randall.

24.2              Consent of David Wagner & Associates, P.C. (Included in
                  Exhibit 5).

ITEM 9. UNDERTAKINGS

         1.       The Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                  (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan Capistrano, State of California, on this 25th day of February, 2002.

                                      SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.

Dated: 2/25/02                        By:          /s/ Carl Palmer
       -------                            --------------------------------------
                                                       Carl Palmer
                                                       President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                                      CHIEF FINANCIAL OFFICER


Dated:  2/25/02                       By: /s/ Carl Palmer
        -------                           --------------------------------------
                                              Carl Palmer
                                              Treasurer and Director


Dated:  2/25/02                       By: /s/ Paul H. Lusby
        -------                           --------------------------------------
                                              Paul H. Lusby
                                              Secretary and Director


Dated:  2/25/02                       By: /s/ Donald S. Whitlock
        -------                           --------------------------------------
                                              Donald S. Whitlock
                                              Director


Dated:  2/25/02                       By: /s/ Michelle Rae Palmer
        -------                           --------------------------------------
                                              Michelle Rae Palmer
                                              Director

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                   SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
                   ------------------------------------------
               (Exact name of Issuer as specified in its charter)




                                    EXHIBITS

                                  EXHIBIT INDEX


Exhibit
Number            Description

4.1               2002 Stock Compensation Plan I, dated February 12, 2002.

5                 Opinion of Counsel, David Wagner & Associates, P.C.

24.1              Consent of Independent Auditors: Rushall Reital & Randall

24.2              Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).